EXHIBIT 15

Accountants’ Acknowledgment

Linens ’n Things, Inc.
Clifton, New Jersey

Board of Directors:

Re:   Registration Statements Numbers 333-89250
     on Form S-3 and 333-71903, 333-55803, 333-42874, 333-62982
     and 333-62984 on Form S-8.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated July 17, 2002 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

KPMG LLP

New York, New York
August 12, 2002